MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O'Fallon)
Post Office Box 8
St. Peters, Missouri 63376 USA

Phone: 636-474-5000
Fax: 636-474-5158
www.memc.com

For Immediate Release
CONTACT:	Janine Orf Director, Investor Relations 636-474-5443
Ian Bailey/Michael Polyviou Financial Dynamics 212-850-5748 Press: Scot Hoffman 212-850-5617

MEMC REPORTS $205 MILLION IN SALES WITH GROSS MARGIN OF 31.4% AND EPS OF $0.15 IN 2003 FOURTH QUARTER
OPERATING INCOME OF 19.4% OF NET SALES
St. Peters, MO, January 27, 2004 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the fourth quarter and year ended December 31, 2003.

Summary of the 2003 fourth quarter results:

Net sales of $205.0 million
Gross margin of $64.4 million (31.4% of net sales)
Operating income of $39.7 million (19.4% of net sales)
Net income of $34.4 million, diluted EPS of $0.15
Operating cash flow of $46.8 million (22.8% of net sales)

Net sales were $205.0 million for the 2003 fourth quarter compared to $195.9 million for the 2003 third quarter. The increase in net sales was primarily a result of increased product volumes, partially offset by a decline in overall average selling prices.

Commenting on the quarterly results, Nabeel Gareeb, MEMC's Chief Executive Officer, said,

"Our operating results showed solid improvement this quarter. In addition, our operating cash flow for the quarter totaled $47 million, at 23% of net sales. Our net debt at year-end was near zero, as we continue toward our long-term objective of self-funding our operations. This quarter's results demonstrate our continued move along the path toward our long-term steady-state business model."

The Company reported gross margin in the 2003 fourth quarter of $64.4 million, or 31.4% of net sales, compared to $58.5 million, or 29.9% of net sales, in the 2003 third quarter. The Company reported operating income of $39.7 million, or 19.4% of net sales, in the 2003 fourth quarter, up from operating income of $36.5 million, or 18.6% of net sales, for the 2003 third quarter.

Other nonoperating income in the 2003 fourth quarter included currency gains of $3.3 million, compared to currency gains of $11.6 million in the 2003 third quarter. The currency gains were primarily associated with the revaluation of a Yen-based intercompany loan and the strengthening of the Yen during the quarter.

The Company reported net income available to common stockholders of $34.4 million, or $0.15 per diluted share, for the 2003 fourth quarter compared to $35.2 million, or $0.16 per diluted share, in the 2003 third quarter. As noted above, the 2003 third quarter results included currency gains of $11.6 million.

The Company achieved operating cash flow of $46.8 million for the 2003 fourth quarter, compared to $27.0 million in the 2003 third quarter. Capital expenditures during the 2003 fourth quarter totaled $23.0 million, compared to $25.2 million in the 2003 third quarter.

Recent Announcement

Earlier today, the Company announced that it has entered into an agreement to acquire the remaining share of Taisil Electronic Materials Corporation (Taisil), a leading, fully-integrated Taiwanese manufacturer of polished and epitaxial silicon wafers for the Asia Pacific region. The Company anticipates that Taisil's results will be fully consolidated with the Company's results effective February 1, 2004.

"I am very pleased that we are able to acquire additional capacity and revenue as well as solidify our market position, especially in the fastest growing region in the world. I am looking forward to the benefits this accretive acquisition will provide to MEMC," commented Gareeb.

Outlook

"We expect our net sales in the 2004 first quarter to increase by approximately 3 percentage points compared to the 2003 fourth quarter, excluding the expected effects of the consolidation of Taisil. Our unit demand continues to be increasingly robust, and pricing is starting to stabilize. In addition, due to our stronger than expected gross margin percentage performance in the 2003 fourth quarter, as well as previously negotiated contracts that are effective January 1, 2004, we anticipate that our gross margin percent will be flat sequentially in the 2004 first quarter. We also expect our operating results to continue to improve sequentially in the 2004 first quarter compared to the 2003 fourth quarter. In addition, as a result of the Taisil announcement made earlier today, we expect the consolidation of Taisil to add approximately $8 million in net sales and approximately $0.01 in diluted EPS in the 2004 first quarter, based on the expected closing date of this transaction in early February. Subsequent to the 2004 first quarter, we expect the Taisil acquisition to incrementally contribute approximately $60 to $80 million per year in net sales at our weighted average margin and incremental diluted EPS of approximately $0.04 to $0.06 per year," continued Gareeb.

2003 Results

For the year ended December 31, 2003, the Company's net sales increased 14% to $781.1 million, compared to $687.2 million in 2002. Product volumes increased 15% in 2003 compared to 2002. Gross margin increased to $232.8 million, or 30% of net sales in 2003, compared to $173.5 million or 25% of net sales in 2002. The improvement in gross margin was primarily a result of the increased product volumes and improved productivity.

"We are pleased with the improvement in our operating results in 2003 compared to 2002. In 2003, we achieved gross margin of $233 million, a 34% increase over 2002, and net income available to common stockholders of $117 million, an increase of $139 million compared to 2002. Our diluted earnings per share increased to $0.53 in 2003, compared to a loss of $0.17 in 2002. Additionally, we realized operating cash flow of $127 million in 2003, enabling us to make investments of $85 million in capital expenditures. This stands as a testament to the solid execution of our business model and the hard work of our employees worldwide," concluded Gareeb.

Currency gains included in other, net in 2003 totaled $13.9 million, compared to currency gains of $11.2 million in 2002. The currency gains were primarily associated with the revaluation of a Yen-based intercompany loan and the strengthening of the Yen during the year.

The Company reported net income available to common stockholders of $116.6 million, or $0.53 per diluted share, for the year ended December 31, 2003, compared to a net loss allocable to common stockholders of $22.1 million, or $0.17 per diluted share, in 2002. The Company's 2002 results included non-cash interest accretion of approximately $54.0 million related to a 55 million Euro note recognized in 2002 and a $7.5 million one-time gain on an option for MEMC Pasadena.

The Company generated $127.2 million of cash from operations for the year ended December 31, 2003, compared to $76.2 million in the prior year, an improvement of $51.0 million. The improved cash flow was primarily a result of the Company's improved operating results. The Company also received net proceeds from a public offering of approximately $94.4 million in 2003. The Company realized net repayments of debt under debt agreements totaling $167.0 million in 2003, compared to net repayments of $9.0 million in 2002. At December 31, 2003, the Company's net debt, based on the book value of debt less cash and cash equivalents and short-term investments, stood at $0.4 million, compared to $119.0 million at the end of 2002.

Capital expenditures in 2003 totaled $85.2 million, compared to $22.0 million in 2002, and related primarily to increasing the Company's capability and capacity for next generation products.

The Company's working capital increased 56% or $43.7 million in 2003 to $121.3 million, compared to $77.6 million in 2002. The increase in working capital was primarily as a result of the improved cash flow from operations in 2003, the proceeds from the Company's 2003 public offering, and the reduced debt levels in 2003. Stockholders' equity totaled $193.6 million at December 31, 2003, compared to a deficit of $24.7 million at the end of 2002.

Conference Call

MEMC will host a conference call today, January 27, 2004, at 5:30 p.m. EST to discuss the Company's fourth quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 6:30 p.m. EST on January 27, until 11:59 p.m. EST on January 30, 2003. To access the replay, please dial 706-645-9291, and use passcode "5051902", at any time during that period.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

Certain matters discussed in this news release are forward-looking statements, including our anticipation that Taisil's results will be consolidated with the Company's results effective February 1, 2004; our expectation that, excluding the expected effects of the consolidation of Taisil, our net sales in the 2004 first quarter will increase by approximately 3 percentage points compared to the 2003 fourth quarter; our anticipation that our gross margin percent will be flat sequentially in the 2004 first quarter; our expectation that our operating results will continue to improve sequentially in the 2004 first quarter compared to the 2003 fourth quarter; our expectation that the consolidation of Taisil will add approximately $8 million in net sales and approximately $0.01 in diluted EPS in the 2004 first quarter; and our expectation that subsequent to the 2004 first quarter, the Taisil acquisition will incrementally contribute approximately $60 to $80 million per year in net sales at our weighted average margin and incremental diluted EPS of approximately $0.04 to $0.06 per year. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, demand for semiconductors generally, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, the ability of MEMC and the selling Taisil stockholders to satisfy the conditions to closing the Taisil acquisition, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2002 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2003	September 30, 2003	December 31, 2002
				2003	2002

Net sales	$ 205,029	$ 195,897	$ 185,994	$ 781,100	$ 687,180
Costs of goods sold	140,618	137,378	131,917	548,344	513,722
Gross margin	64,411	58,519	54,077	232,756	173,458
Operating expenses
Marketing and administration	16,105	13,613	14,565	57,203	65,786
Research and development	8,608	8,406	7,430	32,934	27,423
Restructuring costs	-	-	-	-	15,300
Operating income	39,698	36,500	32,082	142,619	64,949
Nonoperating (income) expense
Interest expense	2,956	2,665	4,162	12,931	73,356
Interest income	(1,513)	(1,870)	(2,164)	(7,290)	(6,836)
Royalty income	(1,132)	(1,038)	(824)	(4,056)	(3,195)
Other, net	(3,933)	(11,921)	(13,361)	(14,853)	(17,943)
Total nonoperating (income) expense	(3,622)	(12,164)	(12,187)	(13,268)	45,382
Income before income taxes, equity in income (loss) of joint ventures and minority interests	43,320	48,664	44,269	155,887	19,567
Income taxes	8,722	12,166	3,477	36,864	16,712
Income before equity in income (loss) of joint ventures and minority interests	34,598	36,498	40,792	119,023	2,855
Equity in income (loss) of joint ventures	1,918	1,589	(732)	6,235	1,239
Minority interests	(2,112)	(2,890)	(4,325)	(8,641)	(9,164)
Net income (loss)	$ 34,404	$ 35,197	$ 35,735	$ 116,617	$ (5,070)
Cumulative preferred stock dividends	$ -	$ -	$ -	$ -	$ 17,027
Net income (loss) allocable to common stockholders	$ 34,404	$ 35,197	$ 35,735	$ 116,617	$ (22,097)
Basic income (loss) per share	$ 0.17	$ 0.17	$ 0.18	$ 0.58	$ (0.17)
Diluted income (loss) per share	$ 0.15	$ 0.16	$ 0.17	$ 0.53	$ (0.17)
Weighted average shares used in computing basic income (loss) per share	206,983,518	206,517,384	194,972,763	202,439,828	129,810,012
Weighted average shares used in computing diluted income (loss) per share	222,979,717	223,771,825	208,649,416	218,719,459	129,810,012

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	December 31, 2003	September 30, 2003	December 31, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 96,859	$ 85,141	$ 119,651
Short-term investments	33,838	40,680	45,995
Accounts receivable, net	103,020	107,378	95,022
Inventories	109,488	97,962	85,106
Prepaid and other current assets	22,140	25,767	17,934
Total current assets	365,345	356,928	363,708
Property, plant and equipment, net	270,367	253,453	184,875
Investments in joint ventures	24,155	22,237	16,820
Goodwill, net	3,761	3,761	3,761
Deferred tax assets, net	15,212	18,494	33,668
Other assets	42,876	38,489	28,850
Total assets	$ 721,716	$ 693,362	$ 631,682

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Short-term borrowings and current portion of long-term debt	$ 71,841	$ 80,625	123,640
Accounts payable	95,178	82,642	68,014
Accrued liabilities	33,984	28,768	33,986
Customer deposits	15,655	14,555	15,055
Provision for restructuring costs	1,553	3,020	7,808
Income taxes	3,002	10,992	14,183
Accrued wages and salaries	22,841	22,239	23,387
Total current liabilities	244,054	242,841	286,073
Long-term debt, less current portion	59,251	60,017	160,998
Pension and similar liabilities	126,401	109,445	104,866
Customer deposits	3,606	9,742	19,617
Other liabilities	30,654	32,274	26,812
Total liabilities	463,966	454,319	598,366
Minority interests	64,127	62,015	57,996
Commitments and contingencies
Stockholders' equity (deficiency)
Common stock	2,079	2,078	1,965
Additional paid-in capital	150,095	150,553	26,965
Retained earnings (deficit)	82,150	47,746	(34,467)
Accumulated other comprehensive loss	(33,338)	(14,712)	(7,329)
Deferred compensation	(2,916)	(4,190)	(7,094)
Treasury stock	(4,447)	(4,447)	(4,720)
Total stockholders' equity (deficiency)	193,623	177,028	(24,680)
Total liabilities and stockholders' equity (deficiency)	$ 721,716	$ 693,362	$ 631,682

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)
	Three Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002	Year Ended December 31,
				2003	2002

Cash flows from operating activities
Net income (loss)	$ 34,404	$ 35,197	$ 35,735	$ 116,617	(5,070)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	7,775	6,183	9,011	31,049	34,160
Interest accretion	956	695	696	2,824	57,252
Minority interests	2,112	2,890	4,325	8,641	9,164
Stock Compensation	605	832	2,050	3,509	6,777
Equity in (income) loss of joint ventures	(1,918)	(1,589)	732	(6,235)	(1,239)
Restructuring	488	-	(2,241)	488	3,764
Working capital and other	2,353	(17,217)	(13,907)	(29,671)	(28,574)
Net cash provided by (used in) operating activities	46,775	26,991	36,401	127,222	76,234
Cash flows from investing activities
Capital expenditures	(23,003)	(25,209)	(9,627)	(85,227)	(21,952)
Refund of option payment	-	-	(7,500)	-	(7,500)
Proceeds from sale of property, plant and equipment	163	15	121	200	1,032
Net cash used in investing activities	(22,840)	(25,194)	(17,006)	(85,027)	(28,420)
Cash flows from financing activities
Net short-term borrowings	(3,799)	(7,791)	1,144	(64,928)	(23,322)
Proceeds from issuance of common stock	578	3,783	8	101,076	703
Dividend to minority interest	-	-	-	(2,510)	(2,251)
Proceeds from issuance of long-term debt	-	-	-	-	40,243
Principal payments on long-term debt	(7,803)	(1,447)	(2,572)	(102,098)	(25,901)
Net cash used provided by (used in) financing activities	(11,024)	(5,455)	(1,420)	(68,460)	(10,528)
Effect of exchange rate changes on cash and cash equivalents	(1,193)	2,036	3,306	3,473	7,009
Net increase (decrease) in cash and cash equivalents	11,718	(1,622)	21,281	(22,792)	44,295
Cash and cash equivalents at beginning of period	85,141	86,763	98,370	119,651	75,356
Cash and cash equivalents at end of period	$ 96,859	$ 85,141	$ 119,651	$ 96,859	$ 119,651